SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


          The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:


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Name:   Third Avenue Variable Series Trust
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Address of Principal Business Office (No. & Street, City, State, Zip Code):
767 Third Avenue, New York, NY 10017-2023
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Name and address of agent for service process:
David M. Barse
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767 Third Avenue, New York, New York 10017-2023
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Check Appropriate Box:


Registrant is filing a Registration Statement pursuant to Section 9(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
            Yes [X]     No [ ]


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                                   SIGNATURES

          Pursuant to the requirements of the Investment Company of 1940, Third Avenue Variable Series Trust has caused this notification of registration to be duly signed on its behalf in the City of New York, and State of New York on the 18th day of June, 1999.


(SEAL)
                                     THIRD AVENUE VARIABLE SERIES TRUST


                                     By: /s/ Ian M. Kirschner
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                                         Ian M. Kirschner, Trustee and Secretary




Attest:  /s/ David M. Barse
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         Name: David M. Barse
         Title:  President

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